Exhibit 99.1

tw telecom Reports Second Quarter 2011 Results

— Grew revenue 6.8% and M-EBITDA 7.6% for the quarter on a year over year basis–

— Achieved 36.4% M-EBITDA margin for the quarter, a 30 basis point expansion year over year —

— Grew fiber-connected building additions nearly 60% for first half of 2011 vs. first half of 2010 —

LITTLETON, Colo. – August 8, 2011 – tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed voice, Internet and data networking solutions for business customers, today announced its second quarter 2011 financial results, including $338.4 million of revenue, $123.2 million of Modified EBITDA1 (“M-EBITDA”), $16.5 million of levered free cash flow3 and net income of $14.3 million.

“We delivered another quarter of strong comprehensive results, building on our exceptional performance from the first quarter,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “Our success was driven by our strategic data and Internet portfolio, including the new product initiatives we launched last year. We’re headed into the second half of the year with strong sales momentum and ongoing growth initiatives designed to drive greater differentiation, increased customer value and additional market share.”

Highlights for the Second Quarter 2011

•	Grew total revenue 1.8% sequentially and 6.8% year over year

•	Grew enterprise revenue 2.2% sequentially and 8.3% year over year

•	Grew data and Internet revenue 3.9% sequentially and 17.9% year over year, driven primarily by a 29% increase year over year in strategic Ethernet and VPN-based products

•	Grew M-EBITDA 1.4% sequentially and 7.6% year over year

•	Delivered 36.4% M-EBITDA margin

•	Achieved $0.09 basic EPS

•	Delivered $16.5 million of levered free cash flow, representing 4.9% of revenue

•	Grew cash, equivalents and short term investments to $509.3 million, while returning $6.5 million to shareholders in the form of share repurchases

Business Trends

“We delivered strong comprehensive results sustaining our impressive start to the year and reflecting ongoing momentum in the business,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “We continued to invest for growth both through our capital and operating investments, while achieving a strong M-EBITDA margin of 36.4%, which expanded 30 basis points for the quarter over the second quarter of last year, indicative of our balanced approach to growing revenue. Our growth initiatives include ongoing success based opportunities, strategic market expansions and other IT initiatives, including new network capabilities that support the continual enhancement and expansion of our product portfolio. We believe we’re well positioned to grow our revenue, returns and shareholder value, as we continue to invest in initiatives targeted to drive greater differentiation and value to customers.”

Operational Metrics

Revenue churn4 was 0.9% for the current quarter, down from 1.0% for both the prior quarter and the same quarter last year. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the current quarter, which is consistent with both the prior quarter and the same quarter last year, indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio.

The Company ended the second quarter with approximately 27,300 customers. Customer churn4 was 1.0% for the current quarter, up from 0.9% for the prior quarter and down from 1.1% for the same quarter last year. The Company ended the second quarter with approximately 27,000 fiber route miles (of which approximately 20,000 were metro miles).

Other Trends

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonal nature of sales and installations5, usage, disputes, repricing for contract renewals and fluctuations in revenue churn, expenses and capital expenditures.

The Company recorded a higher effective tax rate in 2011 than in 2010 as the prior year included a reversal of a valuation allowance for its deferred tax assets. The Company expects an effective tax rate of approximately 45% for the year. Due to its net operating loss carry forwards and bonus depreciation, the Company expects that cash taxes will not be materially different in 2011 than from 2010.

Capital Expenditures

Capital expenditures were $90.9 million for the quarter compared to $79.3 million for the prior quarter and $85.0 million for the same period last year. The increase for both periods primarily reflects a higher level of success based investments for building additions and increased connectivity to wireless providers, and longer term investments for strategic fiber expansions as well as IT initiatives that support the Company’s network platform, products and customer experience.

Given the strong momentum in the business, the Company has raised its annual guidance for its 2011 capital investments to $340 to $350 million. The increase in guidance is driven by ongoing success based investments to connect more customer locations and expand colocation facilities, as well as longer term investments to extend its strategic fiber reach. The Company expects the mix of success based and strategic investing in 2011 to be similar to 2010, with quarterly fluctuations in the timing of initiatives.

Year over Year Results – Second Quarter 2011 compared to Second Quarter 2010

Revenue

Revenue for the quarter was $338.4 million compared to $316.8 million for the second quarter last year, representing a year over year increase of $21.6 million, or 6.8%. Revenue grew primarily due to ongoing strong enterprise revenue growth, complemented by an incremental contribution from carrier revenue, partially offset by a decline in intercarrier compensation. Key changes in revenue included:

•	$20.0 million increase in revenue from enterprise customers, or 8.3% year over year, driven primarily by data and Internet services

•	$2.6 million increase in revenue from carriers, primarily due to services provided to wireless carriers and Ethernet services provided to wireline carriers to serve their end users

•	$1.0 million decrease in intercarrier compensation primarily related to fluctuations in rates and disputes

By product line, the percentage change in revenue year over year was as follows:

•

17.9% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales. Data and Internet represents 47% of revenue for the quarter compared to 42% a year ago

•	1.2% decrease in network services, primarily reflecting growth in high capacity and colocation services, outpaced by churn primarily in transport services

•	Voice services were nearly flat, primarily reflecting churn and a reduction in usage-based services, which was offset by new sales and increases in certain taxes and fees

M-EBITDA and Margins

M-EBITDA grew to $123.2 million for the quarter, an increase of 7.6%, from the same period last year, primarily reflecting the contribution from revenue growth. M-EBITDA margin for the quarter was 36.4% as compared to 36.1% for the same period last year.

Operating costs for the quarter increased year over year, primarily due to increased network access costs largely driven by higher revenue as well as an increase in certain taxes and fees, partially offset by network cost efficiencies. Operating costs as a percent of revenue were 41.7% for the quarter and 41.8% for the same period last year. Modified gross margin6 was 58.4% in the current quarter compared to 58.5% in the same period last year.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, general and administrative costs (“SG&A”) increased year over year, primarily reflecting an increase in employee costs, including increased commissions due to higher installations as well as an expansion in the Company’s sales, sales support and IT personnel. SG&A costs as a percent of revenue were 23.9% for the quarter and 24.2% for the same period last year.

Net Income

The Company reported growth of 53% in pre-tax income increasing to $24.6 million in the current quarter from $16.1 million in the same period last year. This increase was primarily driven by M-EBITDA growth.

Net income was $14.3 million for the quarter, compared to $242.3 million for the same period last year. Net income primarily was impacted by a $227.3 million non-cash income tax benefit in the prior year which did not recur and an increase in income tax expense associated with a higher effective tax rate.

Sequential Results – Second Quarter 2011 compared to First Quarter 2011

Revenue

Revenue for the quarter was $338.4 million, as compared to $332.5 million for the first quarter of 2011, an increase of $5.9 million, or 1.8%, representing the 27th consecutive quarter of sequential growth. Revenue grew primarily due to enterprise revenue. Key changes in revenue included:

•	$5.6 million increase in enterprise revenue, representing 2.2% sequential growth driven primarily by data and Internet services

•	$0.4 million increase in revenue from carrier customers, primarily reflecting growth in sales largely offset by churn

By product line, the percentage change in revenue sequentially was as follows:

•	3.9% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales

•	0.7% decrease in network services as churn outpaced growth

•	0.7% increase in voice services, primarily reflecting an increase in sales and usage-based services, somewhat offset by churn

M-EBITDA and Margins

M-EBITDA was $123.2 million for the quarter, an increase of 1.4% from the prior quarter, primarily reflecting contribution from revenue growth. M-EBITDA margin was 36.4% for the quarter compared to 36.5% for the prior quarter.

Operating costs increased primarily reflecting increased access costs largely driven by the growth in revenue as well as higher field repairs and maintenance costs, partially offset by network cost efficiencies. Operating costs were 41.7% of revenue for the quarter and 42.0% for the prior quarter. Modified gross margin for the quarter was 58.4% compared to 58.2% in the prior quarter.

SG&A costs increased primarily reflecting the impact of higher sales commissions, annual merit increases and increased bad debt expense partially offset by lower payroll taxes. SG&A was 23.9% of revenue for the quarter and 23.7% for the prior quarter.

Net Income

The Company reported 10% growth in pre-tax income, increasing to $24.6 million in the current quarter compared to $22.4 million in the prior quarter. The Company reported net income of $14.3 million for the quarter, compared to $12.6 million in the prior quarter, a 13.4% sequential increase. The increase in both pre-tax income and net income primarily reflected M-EBITDA growth.

Summary

“We’re well positioned for continued growth, as we focus on solving customers’ network challenges while enhancing their customer experience with our innovative products and network capabilities,” said Herda.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on August 9, 2011 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs, non-cash interest expense and deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

The Company defines revenue churn as the average lost recurring monthly billing for the period from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the period. Customer churn is defined as the average monthly customer turnover for the period compared to the average monthly customer count for the period.

(5)	Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.
(6)	The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.

Financial Measures

The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements

The statements in this press release and related conference call concerning the outlook for 2011 and beyond, including product plans, growth prospects, market opportunities, sales momentum, ongoing momentum in the business, operational improvements, sales and installations timing, demand, revenue growth, service disconnections, churn, business trends and fluctuations, seasonality, taxes and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company’s SEC filings, especially the section entitled “Risk Factors” in its 2010 Annual Report on Form 10-K and in its subsequent quarterly reports on Form 10-Q. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in converged services, Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2011	2010	Growth %	2011	2010	Growth %
Revenue
Data and Internet services	$158,168	$134,152	17.9%	$310,355	$263,273	17.9%
Network services	88,898	90,000	-1.2%	178,409	179,548	-0.6%
Voice services	83,636	83,963	-0.4%	166,660	168,035	-0.8%

Service Revenue	330,702	308,115	7.3%	655,424	610,856	7.3%
Intercarrier compensation	7,684	8,734	-12.0%	15,504	17,204	-9.9%

Total Revenue	338,386	316,849	6.8%	670,928	628,060	6.8%

Expenses
Operating costs	141,251	132,319		280,980	261,174

Gross Margin	197,135	184,530		389,948	366,886
Selling, general and administrative costs	80,784	76,810		159,599	151,912
Depreciation, amortization, and accretion	70,081	72,031		139,817	145,418

Operating Income	46,270	35,689		90,532	69,556
Interest expense	(16,030)	(14,392)		(32,290)	(30,298)
Debt extinguishment costs	—	—		—	(17,070)
Non-cash interest expense and deferred debt costs	(5,815)	(5,357)		(11,527)	(10,392)
Interest income	174	172		317	229

Income before income taxes	24,599	16,112		47,032	12,025
Income tax expense (benefit) (2)	10,292	(226,211)		20,106	(225,836)

Net Income	$14,307	$242,323		$26,926	$237,861

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$197,135	$184,530		$389,948	$366,886
Add back non-cash stock-based compensation expense	584	749		1,172	1,507

Modified Gross Margin	197,719	185,279	6.7%	391,120	368,393	6.2%

Selling, general and administrative costs	80,784	76,810		159,599	151,912
Add back non-cash stock-based compensation expense	6,249	5,980		13,109	12,199

Modified EBITDA	123,184	114,449	7.6%	244,630	228,680	7.0%

Non-cash stock-based compensation expense	6,833	6,729		14,281	13,706
Depreciation, amortization, and accretion	70,081	72,031		139,817	145,418
Net Interest expense	15,856	14,220		31,973	30,069
Debt extinguishment costs	—	—		—	17,070
Non-cash interest expense and deferred debt costs	5,815	5,357		11,527	10,392
Income tax expense (benefit)	10,292	(226,211)		20,106	(225,836)

Net Income	$14,307	$242,323		$26,926	$237,861

Modified Gross Margin %	58.4%	58.5%		58.3%	58.7%

Modified EBITDA Margin %	36.4%	36.1%		36.5%	36.4%

Free Cash Flow:
Modified EBITDA	$123,184	$114,449	7.6%	$244,630	$228,680	7.0%
Less: Capital Expenditures	90,861	84,988	6.9%	170,137	165,917	2.5%

Unlevered Free Cash Flow	32,323	29,461	9.7%	74,493	62,763	18.7%
Less: Net interest expense	15,856	14,220	11.5%	31,973	30,069	6.3%

Levered Free Cash Flow	$16,467	$15,241	8.0%	$42,520	$32,694	30.1%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Includes a non-cash income tax benefit of $227.3 million in the three and six months ended June 30, 2010 to recognize the value of tax assets.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	June 30, 2011	Mar 31, 2011	Growth %
Revenue
Data and Internet services	$158,168	$152,187	3.9%
Network services	88,898	89,511	-0.7%
Voice services	83,636	83,024	0.7%

Service Revenue	330,702	324,722	1.8%
Intercarrier compensation	7,684	7,820	-1.7%

Total Revenue	338,386	332,542	1.8%

Expenses
Operating costs	141,251	139,729

Gross Margin	197,135	192,813
Selling, general and administrative costs	80,784	78,815
Depreciation, amortization, and accretion	70,081	69,736

Operating Income	46,270	44,262
Interest expense	(16,030)	(16,260)
Non-cash interest expense and deferred debt costs	(5,815)	(5,712)
Interest income	174	143

Income before income taxes	24,599	22,433
Income tax expense	10,292	9,814

Net Income	$14,307	$12,619

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$197,135	$192,813
Add back non-cash stock-based compensation expense	584	588

Modified Gross Margin	197,719	193,401	2.2%

Selling, general and administrative costs	80,784	78,815
Add back non-cash stock-based compensation expense	6,249	6,860

Modified EBITDA	123,184	121,446	1.4%

Non-cash stock-based compensation expense	6,833	7,448
Depreciation, amortization, and accretion	70,081	69,736
Net Interest expense	15,856	16,117
Non-cash interest expense and deferred debt costs	5,815	5,712
Income tax expense	10,292	9,814

Net Income	$14,307	$12,619

Modified Gross Margin %	58.4%	58.2%

Modified EBITDA Margin %	36.4%	36.5%

Free Cash Flow
Modified EBITDA	$123,184	$121,446	1.4%
Less: Capital Expenditures	90,861	79,276	14.6%

Unlevered Free Cash Flow	32,323	42,170	-23.4%
Less: Net interest expense	15,856	16,117	-1.6%

Levered Free Cash Flow	$16,467	$26,053	-36.8%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	6/30/11	3/31/11	6/30/10
Weighted Average Shares Outstanding (thousands)

Basic	147,939	147,565	149,698

Diluted (2)	150,395	149,694	171,884

Basic Income per Common Share
Prior to impact of recognition of the value of tax assets	$0.09	$0.08	$0.10
Recognition of the value of tax assets	—	—	$1.50

Total	$0.09	$0.08	$1.60

Diluted Income per Common Share	$0.09	$0.08	$1.43

	As of
	6/30/11	3/31/11	6/30/10
Common shares (thousands)

Actual Shares Outstanding	150,930	150,472	151,584

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	4,308	4,325	3,459

Options (thousands)

Options Outstanding	7,626	8,555	10,887

Options Exercisable	5,716	6,618	7,331

Options Exercisable and In-the-Money	4,365	4,093	2,605

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010
ASSETS
Cash, equivalents, and short term investments	$509,261	$479,762	$486,922

Receivables	94,175	89,688	88,250
Less: allowance	(7,902)	(7,869)	(8,821)

Net receivables	86,273	81,819	79,429

Other current assets	61,865	61,901	104,577

Property, plant and equipment	3,877,286	3,792,095	3,640,018
Less: accumulated depreciation	(2,481,951)	(2,422,155)	(2,315,477)

Net property, plant and equipment	1,395,335	1,369,940	1,324,541

Other Assets	671,282	683,868	655,809

Total	$2,724,016	$2,677,290	$2,651,278

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$72,377	$69,750	$54,556
Deferred revenue	41,311	38,982	35,806
Accrued taxes, franchise and other fees	68,828	67,610	65,764
Accrued interest	13,913	7,487	12,377
Accrued payroll and benefits	38,818	37,102	36,657
Accrued carrier costs	26,751	29,375	35,834
Current portion of debt and lease obligations	7,140	6,968	7,290
Other current liabilities	39,469	39,327	41,029

Total current liabilities	308,607	296,601	289,313

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026	373,744	373,744	373,744
Unamortized Discount	(37,102)	(41,968)	(55,961)

Net	336,642	331,776	317,783
Floating rate senior secured debt - Term Loan B, due 1/7/2013	102,593	102,861	579,000
Floating rate senior secured debt - Term Loan B, due 12/30/2016	470,407	471,639	—
8% senior unsecured notes, due 3/1/2018, net of unamortized discount	427,420	427,324	427,034
Capital lease obligations	15,268	14,786	16,019
Less: current portion	(7,140)	(6,968)	(7,290)

Total long-term debt and capital lease obligations	1,345,190	1,341,418	1,332,546

Long-Term Deferred Revenue	18,407	14,356	15,884
Other Long-Term Liabilities	32,568	31,021	31,050

Stockholders’ Equity	1,019,244	993,894	982,485

Total	$2,724,016	$2,677,290	$2,651,278

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010
Cash flows from operating activities:
Net Income	$14,307	$12,619	$242,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	70,081	69,736	72,031
Deferred income taxes	9,871	9,486	(226,297)
Stock-based compensation	6,833	7,448	6,729
Amortization of discount on debt and deferred debt costs and other	5,792	5,695	5,358
Changes in operating assets and liabilities:
Receivables, prepaid expenses and other assets	(3,710)	(2,111)	(5,872)
Accounts payable, deferred revenue, and other liabilities	13,634	(3,823)	(1,394)

Net cash provided by operating activities	116,808	99,050	92,878

Cash flows from investing activities:
Capital expenditures	(90,327)	(79,276)	(84,988)
Purchase of investments	(55,004)	(42,735)	(43,390)
Proceeds from sale of investments	41,877	43,286	8,288
Other investing activities, net	1,581	(1,591)	(2,539)

Net cash used in investing activities	(101,873)	(80,316)	(122,629)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	10,246	(2,727)	733
Purchases of treasury stock	(6,529)	(8,859)	(3,523)
Net (costs) proceeds from issuance of debt	—	—	(52)
Payment of debt and capital lease obligations	(1,636)	(1,855)	(1,685)

Net cash provided by (used in) financing activities	2,081	(13,441)	(4,527)

Increase (decrease) in cash and cash equivalents	17,016	5,293	(34,278)
Cash and cash equivalents at the beginning of the period	362,215	356,922	386,911

Cash and cash equivalents at the end of the period	$379,231	$362,215	$352,633

Supplemental disclosures cash, equivalents and short term investments

Cash and cash equivalents at the end of the period	$379,231	$362,215	$352,633
Short term investments	130,030	117,547	134,289

Total of cash, equivalents and short term investments	$509,261	$479,762	$486,922

Supplemental disclosures of cash flow information:
Cash paid for interest	$10,172	$24,345	$8,773

Cash paid for income taxes, net of refunds	$2,469	($31)	$2,955

Addition of capital lease obligation	$534	—	—

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$90,327	$79,276	$84,988
Addition of capital lease obligation	534	—	—

Total capital expenditures	$90,861	$79,276	$84,988

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2010				2011
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:

Buildings (2)	11,909	12,276	12,693	13,230	13,742	14,311

Headcount
Total Headcount	2,887	2,901	2,932	2,975	2,985	3,071
Sales Associates	523	528	545	555	564	553

Customers
Total Customers	27,685	27,460	27,382	27,281	27,234	27,322

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.